SOUTHCOAST FINANCIAL CORPORATION
Exhibit 32
CERTIFICATIONS PURSUANT TO 18 U.S.C. SECTION 1350

The undersigned, who are the chief executive officer and the chief financial officer of Southcoast Financial Corporation, each hereby certifies that, to the best of his knowledge, the accompanying Form 10-Q of the registrant fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and that information contained in the report fairly presents, in all material respects, the financial condition and results of operations of the registrant.

Date: August 11, 2011	/s/ L. Wayne Pearson
L. Wayne Pearson
Chief Executive Officer

/s/ William C. Heslop
William C. Heslop
Chief Financial Officer